Exhibit 99.1

PEABODY ENERGY News Release

CONTACT: Meg Gallagher (314) 342-7963

FOR IMMEDIATE RELEASE

November 7, 2011

PEABODY ENERGY (NYSE: BTU) ANNOUNCES

PRICING OF AGGREGATE OF $3.1 BILLION OF SENIOR NOTES

ST LOUIS, Nov. 7, 2011 – Peabody Energy announced today the pricing of its offering of $3.1 billion aggregate principal amount of senior notes, comprised of $1.6 billion of 6% senior notes due 2018 and $1.5 billion of 6.25% senior notes due 2021.

Peabody intends to use the net proceeds from the sale of the notes, together with other sources of financing, to fund the acquisition of Macarthur Coal Limited and for related fees and expenses, with any remaining proceeds being used to repay part or all of any revolver borrowings associated with the acquisition or for general corporate purposes. Net proceeds from the sale of the notes, before any expenses relating to this offering, are expected to be approximately $3.1 billion.

The notes will be general unsecured senior obligations of Peabody and will rank equally in right of payment with the company’s other senior indebtedness.

The notes and related guarantees are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2010 sales of 246 million tons and nearly $7 billion in revenues, Peabody Energy fuels 10% of U.S. power and 2% of worldwide electricity.